Tax and Customs administration

UNOFFICIAL TRANSLATION

DRAFT SETTLEMENT AGREEMENT

PARTIES,

A.	CME Media Enterprises BV (LVN 8033.39.562) duly represented in this matter by Mr. A.H.A.M Rens (Loyens & Loeff tax advisors), hereinafter referred to as ”CME”.

B.
The Tax and Customs administration, duly represented in this matter by the tax inspector of the Tax and Customs administration/Rijnmond/Rotterdam Office/Unit 1, Mr. M. Bergwerff, Mr. M. Jonker, and Mr. J.B. de Winter and the tax collector of the Tax and Customs administration/Rijnmond/Rotterdam Office/Unit 1 Mr. A.J. Aarden, hereinafter referred to as “the tax administration”;

WHEREAS:

a.	Parties have entered into a compromise by way of a letter dated July 17, 2002 with respect to the years up to and including 2000.

b.	Parties have subsequently had a number of discussions about the taxation of Awards obtained under a Bilateral Investment Treaty (“Award”). CME has received such an Award in May 2003.

c.
Parties disagree on a number of corporate income tax issues for the years 2001 up to and including 2003, as inter alia expressed in the letter of Loyens & Loeff dated October 7, 2003, the letter of the tax administration dated December 3, 2003, and the note of Loyens & Loeff dated February 5, 2004.

d.
Parties have reciprocally made compromise proposals (see the letter of Loyens & Loeff dated January 23, 2004, the letter of the tax service dated January 28, 2004 and the preceding meeting of January 17, 2004)

e.	Parties wish to close completely all corporate income tax matters of the years up to and including 2003. By this agreement therefore all issues in dispute are settled, inter alia the following:

	1.	Taxation of the Award and any other amount received by CME in connection with its Czech investment and the disposal of such investment.

	2.	Section 13 (1) costs including Bosal and currency related issues.

	3.	Liquidation losses.

f.
As to tax years 2004 through 2008 parties recognise that CME will have income in the Netherlands. CME expects to have in those years taxable profits, which would normally result in a tax payable of USD 2 million annually.

g.	CME undertakes to organise its affairs in such a way that for each of the calendar years 2004 through 2008 it will report taxable income resulting in a minimum amount of tax of USD 2 million

h.	Parties wish to prevent obscurities concerning the following years as much as possible.

Have agreed the following, as laid down in the handwritten agreement of February 9, 2004, which is attached hereto:

1.
For the years 2001 up to and including 2003 the agreed tax is USD 9 million. On February 13, 2004, an amount of € 7,090,522.34 (is USD 9,000,000) has been transferred to the bank account of the Tax and Customs administration/Rijnmond/ Rotterdam office as a full payment of the provisional tax assessment 2003.

2.	For all calendar years 2004 through 2008 the minimum corporate income tax payable will be USD 2 million (calculated against the yearly average currency exchange rate USD/EURO).

3.	For the calendar year 2009 the minimum corporate income tax payable is USD 1 million (calculated against the yearly average currency exchange rate USD/EURO).

4.
Other profits/losses in the years after 2003 are taxed in a normal way. However no carry back of losses applies. Carry forward of losses is possible taking into account the minimum payable corporate income tax mentioned under 2 and 3.

5.
The corporate income tax return 2001 will be filed directly after the signing of this agreement. Parties will make further agreements on the still to be filed corporate income tax returns 2002 and 2003 and the opening balance as per January 1, 2004.

6.
The corporate income tax returns 2001 and 2002 will be filed and assessed with a taxable profit or taxable amount of nil. The year 2003 will be filed and assessed with such a taxable profit or taxable amount that the resulting corporate income tax equals the amount mentioned under 1 of € 7,090,522.34 (is $ 9,000,000). Levy interest, collection interest, penalties and/or penal sanctions are not applicable to the years up to and including 2003. If applicable, afore mentioned elements do apply to the years after 2003 (this and another according to the legal provisions).

7.
Parties do not relinquish their points of view with regard to the tax disputes by this settlement. The content of this settlement therefore cannot constitute a precedent and therefore cannot be invoked against CME and the tax administration.

8.
A future decision taken before December 31, 2008 with regard to the taxability of an Award has no influence on the minimum tax payable according to the points 2 and 3, but will lead to taking into account a loss for an amount of $ 195,000,000 for 2003, if such a decision exempts the award including interest, and an amount of $ 111,000,000, if it only exempts the principal amount. If the decision does not explain explicitly one of both situations mentioned than the decision will be applied in accordance with this provision, which intends to exempt (a part of) the Award in accordance with the exemption provided for in the decision. The loss will not lead to a carry back. Carry forward will be applied with due observance of the provisions as described in point 4.

9.
The agreed in points 1 up to and including 8 above is also applicable if CME does not fulfil the expectations which are expressed in f. and g. In case of liquidation CME will be due the net value of the remaining corporate tax, as mentioned in points 2 and 3. Thereto the net value will be calculated with the use of a compound interest, of which the level equals the levy interest at the moment of the decision of liquidation. The calculation in Euros will be made with the use of the daily rate of the dollar at the moment of liquidation.

This agreement has been made in two originals and signed

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Amsterdam, March 29, 2004	Rotterdam, March 24, 2004
CME:	The tax administration:
/s/ Mr. A.H.A.M. Rens	/s/ Mr. M. Bergwerff	/s/ Mr. M. Jonker

Mr. A.H.A.M. Rens	Mr. M. Bergwerff	Mr. M. Jonker
	/s/ J.B. de Winter	/s/ A.J. Aarden

	J.B. de Winter	A.J. Aarden

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